Exhibit 10.1(i)

NORTHWESTERN ENERGY

2008 EMPLOYEE INCENTIVE PLAN

I.	Introduction

NorthWestern Energy (NWE) utilizes this Incentive Plan (Plan) to communicate desired business results and to reward employees for their contributions toward achieving those business results.

II.	Plan Objectives

This Plan is designed to achieve the following objectives:

•	Align the interests of shareholders, customers and employees.
•	Create incentives for employees to achieve financial and operating results.
•	Reward employees individually and as a team by providing compensation opportunities consistent with company financial and operating performance.

The Plan is funded through achievement of targeted results on key organizational performance objectives, inclusive of costs associated with the Plan. After implementation, the Plan will be reviewed periodically to ensure that the desired results are being achieved.

III.	Plan Administration

The Plan is approved by the NWE's Board of Directors (Board) and administered by the NWE Incentive Plan Administration Committee (Officer Committee) consisting of the NWE President and CEO, CFO, and Vice President – Administrative Services. The Officer Committee is responsible for all aspects of administration of the Plan, and is responsible for resolving any conflicts or discrepancies that arise. The Officer Committee’s decision on any matter associated with this Plan is final, subject to approval by the Board's Human Resources Committee.

IV.	Performance Period and Effective Date

The Plan’s performance period is for the calendar year 2008. The Plan becomes effective January 1, 2008, and will continue until December 31, 2008, subject to suspension and/or termination by NWE, at any time, without prior notice and at its sole discretion, subject to approval by the Board.

V.	Participation and Eligibility

All nonunion regular full-time, regular part-time, limited part-time and supplemental employees of NWE employed on the last business day of the plan year are eligible to receive payments under the Plan provided they are actively employed by NWE for at least one full quarter of the plan year. Eligibility for represented employees to participate

2008 NorthWestern Energy Employee Incentive Plan

in the Plan will be determined by the Officer Committee annually and NWE reserves the right to include or exclude represented employees on a year-by-year basis. To participate in the plan, employees must have written goals and objectives consistent with NWE’s goals and objectives. These employee goals must target results that meet or exceed the normal requirements of the position and that contribute to meeting the goals and objectives of the company. Goals and objectives can be based on either individual or group performance; however, each employee must have at least one goal that contributes to cost reduction or process improvement.

VI.	Individual Awards

Awards to plan participants from the Performance Pool will be determined based on individual performance ratings that evaluate achievement against established goals and objectives as well as overall job performance. Leaders will evaluate individual employee’s overall performance during the period covered by the plan to determine individual awards. Participating employees must meet acceptable performance standards, as defined and approved by the Officer Committee, to be eligible for an award. Employees who are under an active step of Progressive Discipline or employees whose performance is not at an acceptable level are not eligible for an award unless permitted in the approved performance standards.

Employees are eligible for a prorated incentive award based upon the amount of time served in an eligible status with NorthWestern Energy during the performance period if they:

(1)	are classified as seasonal supplemental (except first-year),
(2)	were under an active step of Progressive Discipline for a portion of the performance period,
(3)	work on a part-time basis,
(4)	are granted unpaid leave, including military leave, that is nonmedical in nature and that exceeds 80 hours,
(5)	retired, provided they worked at least one full quarter during the performance period, or
(6)	were terminated other than for cause and received severance benefits, except change of control benefits, under the Employee or Officer Severance Plans currently in effect for the Plan Year.

Temporary, summer and first-year seasonal supplemental employees, as well as independent contractors, are not eligible to participate in the Plan.

Distributions under the Plan are at the discretion of the Officer Committee, subject to approval of the Board's Human Resources Committee.

Distributions from the Plan do not guarantee any right to continued employment, and NWE reserves the right to terminate the plan at any time with or without notice. The Plan does not create any expectation or right to employment. A distribution from the Plan in

2008 NorthWestern Energy Employee Incentive Plan

any one performance period does not guarantee the participant a distribution or the right to participate in any subsequent performance period.

VII.	Target Incentives

Target incentive level for each participating employee is set by position and will be expressed as a percentage of base salary. Each participant's target incentive is subject to approval by the Officer Committee and any changes will be communicated in writing to participants. Senior executive target incentive levels will be approved by the Board.

VIII.	Performance Pool

The Performance Pool will be created based on four factors net income, electric service reliability, customer satisfaction and employee safety. Each of these measures will be calculated at the conclusion of the performance period. Periodic accruals will be made to provide for the Performance Pool at year-end. The Performance Pool will be funded in accordance with Table 1.

Table 1

	Weight	2008 Plan Funding Level
Incentive Metric		Threshold 50%	TARGET 100%	Max 150%
Financial
Net Income	55%	-10% 61.6M	Budget 68.5M	+10% 75.3M
Safety
Lost Work Day Incident Target Rate	15%	2.60	2.00	1.50
Reliability
CAIDI	15%	99.80	94.80	89.80
Customer Satisfaction
Image	15%	7.50	7.65	7.80

Footnotes:

1) All financial targets are based on Board-approved budget for 2008.

2) Net income must be at or greater than the threshold amount (90 percent of budgeted net income) in order to fund the plan. 3) Funding level is computed by prorating if actual results lie between Threshold (50%) through Maximum (150%). 4) An employee fatality will result in no incentive award points tired to safety for the deceased employee’s work group and every supervisor in the chain of command up to and including the CEO.

In calculating performance against target, adjustments will be made either positively or negatively for one-time events and extraordinary nonbudgeted items as approved by the Board.

As soon as possible after the end of the performance period, NWE will calculate the actual performance and compare it to the performance targets. Such calculations shall be finally determined in the sole discretion of Board's Human Resources Committee or an appointed designee. Employees shall have no recourse, appeal or challenge available from this final determination. Summary results will be provided to employees.

2008 NorthWestern Energy Employee Incentive Plan

IX.	Performance Pool Distribution and Incentive Pay Calculation

Individual employee performance is a key consideration in calculating distribution of incentive pay. The Performance Pool will be allocated to each officer using total target incentive dollars at the end of the Performance Period for eligible employees in each functional unit, division or department adjusted based on the performance funding level achieved. The Performance Pool will be divided into two pools: a “Fixed Pool” and a “Discretionary Pool.” Fifty percent (50%) of the Performance Pool will be allocated to the Fixed Pool; the remaining fifty percent (50%) will be allocated to the Discretionary Pool. Each Eligible Employee that has a performance rating of met or exceeded expectations will receive a distribution from the Fixed Pool calculated as follows:

Employee’s target incentive amount x performance funding level achieved x 50% x Fixed Percentage based on individual’s performance rating

Each officer will then allocate the Discretionary Pool to his or her leaders as appropriate based on either obtaining department/division performance goals or individual employee performance for further distribution. Leaders will submit recommended distributions to individual employees subject to the functional officer’s and Officer Committee approval. In no case will the total payouts in a given Performance Pool exceed the total dollars available for that Performance Pool.

X.	Payment of Awards

Awards will be made in the same manner as each employee’s normal payroll processing, either in the form of Company check or direct deposit. Awards will be paid out to employees as soon as practicable, but no later than March 15, 2009. Awards are considered ordinary income and subject to all appropriate taxes.

Awards may not be made under the Plan if, in the sole and final judgment of the Board, the overall financial condition of the Company is insufficient to support awards.

XI.	Other Considerations

All awards are subject to income tax withholding and garnishment requirements. No right or interest in the Plan is transferable or assignable.

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Recommended by the Human Resources Committee on February 27, 2008.

Approved by the Board of Directors on February 27, 2008.

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